SUPPLEMENT NO. 1

TO

CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM
DATED OCTOBER 2007

The Confidential Private Placement Memorandum of Fusion Telecommunications International, Inc. (the "Company") dated October, 2007 (the "Memorandum") is supplemented as hereinafter set forth. Defined terms in this Supplement have the meanings ascribed to them in the Memorandum.

Proceeds Received

As of December 7, 2007, the initial termination date of the offering described in the Memorandum, the Cornpany had sold 2,936,321 Shares (and Warrants to purchase 1,468,161 Shares), and received gross proceeds from such sales of $1,475,000. The Company then elected to extend the Offering and sold an additional 5,855,173 Shares (and Warrants to purchase 2,927,590 Shares), and received additional gross proceeds of $1,788,000.

Extension of Offering Period

In order to provide us with necessary working capital, the Company has determined to further extend the Offering Period of the Offering described in the Memorandum to the earlier to occur of (i) the determination by the Company to terminate the Offering Period, (ii) the sale of all Shares covered by the Memorandum, (iii) June 30, 2008.

Issuance of Shares Subject to AMEX Listing Approval

The issuance of additional Shares in this Offering, including Shares issuable on exercise of the Warrants, is subject to receipt of listing approval by the American Stock Exchange.

Recent Events

On or about April 18, 2008, we borrowed an aggregate of $300,000 from our Chairman ($150,000) and our Treasurer ($150,000), to provide us with additional working capital. Repayment of the loans, which mature on May 18, 2008 and bear interest at the rate of 10% per annum, is secured by the receivables of the Company.

Additional Information

A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2007, is attached as an exhibit hereto.

Other Information

Section F of the Subscription Rights Agreement is hereby modified to reflect that any and all notices to the Company should be copied to Schneider Weinberger & Beilly LLP, 2200 Corporate Blvd., N.W., Suite 210, Boca Raton, Florida 33431, Attn: Steven I. Weinberger, Esq.

This Supplement should be read in conjunction with and shall become a part of the Memorandum. Except as modified hereby, all of the terms and conditions of the Memorandum remain in full force and effect.

The date of this Supplement is April 18, 2008